As Filed with the Securities and Exchange Commission on June 24, 2010
Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
EMDEON INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-5799664 (I.R.S. Employer Identification No.)

3055 Lebanon Pike, Suite 1000 Nashville, Tennessee (Address of Principal Executive Offices)	37214 (Zip Code)
Emdeon Inc. Employee Stock Purchase Plan
(Full Title of the Plan)
Gregory T. Stevens, Esq.
Executive Vice President, General Counsel and Secretary
3055 Lebanon Pike, Suite 1000
Nashville, TN 37214
(Name and Address of Agent For Service)
(615) 932-3000
(Telephone Number, Including Area Code, of Agent For Service)
Copy to:
Howard H. Lamar III, Esq.
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
(615) 742-6200
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum offering	maximum	Amount of
	Amount to be	price per share	aggregate	registration
Title of securities to be registered	registered (1)	(1)(2)	offering price	fee
Class A common stock, $0.00001 par value per share	8,900,000 shares	$13.26	$118,014,000	$8,414.40

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the Emdeon Inc. Employee Stock Purchase Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of capital stock.

(2)	Established solely for purposes of determining the registration fee pursuant to provisions of Rule 457(h) under the Securities Act by averaging the high and low sale prices of the registrant’s Class A common stock as reported by the New York Stock Exchange on June 22, 2010.

EXPLANATORY NOTE
     Emdeon Inc. (“Emdeon”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 8,900,000 shares of its Class A common stock, par value $0.00001 per share (“Class A common stock”), that are reserved for issuance under the Emdeon Inc. Employee Stock Purchase Plan (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this registration statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Company Information and Employee Plan Annual Information.
     We will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this registration statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Emdeon Inc., 3055 Lebanon Pike, Suite 1000, Nashville, TN 37214, Attention: General Counsel; Telephone number (615) 932-3000.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Emdeon with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:
•	Annual Report on Form 10-K for the year ended December 31, 2009 (including portions of our definitive Proxy Statement for the 2010 Annual Meeting of Stockholders incorporated therein by reference);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•	Current Report on Form 8-K filed on February 3, 2010 (excluding the information furnished as Exhibit 99.1);

•	Current Report on Form 8-K filed on March 12, 2010;

•	Current Report on Form 8-K filed on May 28, 2010; and

•	The description of our Class A common stock contained in our registration statement on Form 8-A (File No. 001-34435) filed on August 7, 2009, and any amendment or report filed for the purpose of updating any such description.
     Except for information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission which is not deemed filed and not incorporated by reference in this registration statement, all documents subsequently filed by Emdeon pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of Emdeon’s Class A common stock offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Emdeon is a corporation organized under the laws of the State of Delaware.
     Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.
     Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. Emdeon’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, a director will not be liable to Emdeon or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, Emdeon’s Amended and Restated By-Laws provide that Emdeon will indemnify each director and officer and may indemnify employees and agents, as determined by its board of directors, to the fullest extent provided by the laws of the State of Delaware.
     The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law and Emdeon’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws.
     Section 102 of the Delaware General Corporation Law permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit. Emdeon’s Amended and Restated Certificate of Incorporation limits the personal liability of our directors to the fullest extent permitted by Section 102 of the Delaware General Corporation Law.
     Emdeon maintain directors’ and officers’ liability insurance for its officers and directors.
     Emdeon has entered into an indemnification agreement with each of its executive officers and directors that provides, in general, that Emdeon will indemnify them to the fullest extent permitted by law in connection with their service to Emdeon or on its behalf.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Emdeon under the foregoing provisions, Emdeon has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.
     The following is a list of exhibits to this registration statement:

Exhibit
Number	Exhibit Description
4.1	Specimen Class A Common Stock Certificate (included as Exhibit 4.1 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-153451), filed on July 28, 2009, and incorporated herein by reference).

4.2	First Lien Credit Agreement, dated as of November 16, 2006, by and among GA EBS Merger, LLC, as borrower, Medifax-EDI Holding Company, as additional borrower, EBS Master LLC, as parent, the lenders party thereto, Citibank, N.A., as administrative agent, collateral agent, Swingline Lender and Issuing Bank, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers, Deutsche Bank Trust Company Americas, as syndication agent and Bear Stearns Corporate Lending Inc., as documentation agent (included as Exhibit 4.2 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-153451), filed on July 28, 2009, and incorporated herein by reference).

4.3	Amendment No. 1 to the First Lien Credit Agreement, dated as of March 9, 2007 among EBS Master LLC, Emdeon Business Services LLC, as borrower, Medifax-EDI Holding Company, Inc., as additional borrower, the lenders from time to time party thereto, Citibank, N.A., as administrative agent, collateral agent, Swingline Lender and Issuing Bank, Citigroup Global Markets Inc., as joint lead arranger and joint bookrunner, Bear, Stearns & Co Inc., as joint lead arranger and joint bookrunner, Deutsche Bank Trust Company Americas, as syndication agent and Bear Stearns Corporate Lending Inc., as documentation agent (included as Exhibit 4.3 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-153451), filed on July 9, 2009, and incorporated herein by reference).

4.4	Amendment No. 2 to First Lien Credit Agreement, dated as of July 7, 2009, among GA EBS Merger, LLC, as borrower, Medifax-EDI Holding Company, as additional borrower, EBS Master LLC, the lenders party thereto, Citibank, N.A., as administrative agent, collateral agent, Swingline Lender and Issuing Bank (included as Exhibit 4.4 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-153451), filed on July 9, 2009, and incorporated herein by reference).

4.5	Second Lien Credit Agreement, dated as of November 16, 2006, by and among GA EBS Merger, LLC, as borrower, Medifax-EDI Holding Company, as additional borrower, EBS Master LLC, as parent, the lenders party thereto, Citibank, N.A., as administrative agent, collateral agent, Swingline Lender and Issuing Bank, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers, Deutsche Bank Trust Company Americas, as syndication agent and Bear Stearns Corporate Lending Inc., as documentation agent (included as Exhibit 4.5 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-153451), filed on July 28, 2009, and incorporated herein by reference).

4.6	Amendment No. 1 to the Second Lien Credit Agreement, dated as of July 7, 2009, among GA EBS Merger, LLC, as borrower, Medifax-EDI Holding Company, as additional borrower, EBS Master LLC, the lenders party thereto, Citibank, N.A., as administrative agent, collateral agent, Swingline Lender and Issuing Bank (included as Exhibit 4.6 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-153451), filed on July 9, 2009, and incorporated herein by reference).

5.1	Opinion of Bass, Berry & Sims PLC (filed herewith).

Exhibit
Number	Exhibit Description
23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages hereto).

99.1	Emdeon Inc. Employee Stock Purchase Plan, as amended (restated for SEC filing purposes only) (filed herewith).
Item 9. Undertakings.
     The undersigned registrant hereby undertakes:
     (a)(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          Provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on June 24, 2010.

EMDEON INC.
By:	/s/ George I. Lazenby, IV
George I. Lazenby, IV
Chief Executive Officer and Director

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of George I. Lazenby, IV, Bob A. Newport, Jr. and Gregory T. Stevens, acting singly, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George I. Lazenby, IV George I. Lazenby, IV	Chief Executive Officer and Director (Principal Executive Officer)	June 24, 2010

/s/ Bob A. Newport, Jr. Bob A. Newport, Jr.	Chief Financial Officer, (Principal Financial and Accounting Officer)	June 24, 2010

/s/ Tracy L. Bahl Tracy L. Bahl	Executive Chairman	June 24, 2010

/s/ Mark F. Dzialga Mark F. Dzialga	Director	June 24, 2010

/s/ Jonathan C. Korngold Jonathan C. Korngold	Director	June 24, 2010

/s/ Philip U. Hammarskjold Philip U. Hammarskjold	Director	June 24, 2010

/s/ Jim D. Kever Jim D. Kever	Director	June 24, 2010

/s/ Allen R. Thorpe Allen R. Thorpe	Director	June 24, 2010

/s/ Dinyar S. Devitre Dinyar S. Devitre	Director	June 24, 2010

/s/ Philip M. Pead Philip M. Pead	Director	June 24, 2010

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
4.1	Specimen Class A Common Stock Certificate (included as Exhibit 4.1 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-153451), filed on July 28, 2009, and incorporated herein by reference).

4.2	First Lien Credit Agreement, dated as of November 16, 2006, by and among GA EBS Merger, LLC, as borrower, Medifax-EDI Holding Company, as additional borrower, EBS Master LLC, as parent, the lenders party thereto, Citibank, N.A., as administrative agent, collateral agent, Swingline Lender and Issuing Bank, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers, Deutsche Bank Trust Company Americas, as syndication agent and Bear Stearns Corporate Lending Inc., as documentation agent (included as Exhibit 4.2 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-153451), filed on July 28, 2009, and incorporated herein by reference).

4.3	Amendment No. 1 to the First Lien Credit Agreement, dated as of March 9, 2007 among EBS Master LLC, Emdeon Business Services LLC, as borrower, Medifax-EDI Holding Company, Inc., as additional borrower, the lenders from time to time party thereto, Citibank, N.A., as administrative agent, collateral agent, Swingline Lender and Issuing Bank, Citigroup Global Markets Inc., as joint lead arranger and joint bookrunner, Bear, Stearns & Co Inc., as joint lead arranger and joint bookrunner, Deutsche Bank Trust Company Americas, as syndication agent and Bear Stearns Corporate Lending Inc., as documentation agent (included as Exhibit 4.3 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-153451), filed on July 9, 2009, and incorporated herein by reference).

4.4	Amendment No. 2 to First Lien Credit Agreement, dated as of July 7, 2009, among GA EBS Merger, LLC, as borrower, Medifax-EDI Holding Company, as additional borrower, EBS Master LLC, the lenders party thereto, Citibank, N.A., as administrative agent, collateral agent, Swingline Lender and Issuing Bank (included as Exhibit 4.4 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-153451), filed on July 9, 2009, and incorporated herein by reference).

4.5	Second Lien Credit Agreement, dated as of November 16, 2006, by and among GA EBS Merger, LLC, as borrower, Medifax-EDI Holding Company, as additional borrower, EBS Master LLC, as parent, the lenders party thereto, Citibank, N.A., as administrative agent, collateral agent, Swingline Lender and Issuing Bank, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers, Deutsche Bank Trust Company Americas, as syndication agent and Bear Stearns Corporate Lending Inc., as documentation agent (included as Exhibit 4.5 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-153451), filed on July 28, 2009, and incorporated herein by reference).

4.6	Amendment No. 1 to the Second Lien Credit Agreement, dated as of July 7, 2009, among GA EBS Merger, LLC, as borrower, Medifax-EDI Holding Company, as additional borrower, EBS Master LLC, the lenders party thereto, Citibank, N.A., as administrative agent, collateral agent, Swingline Lender and Issuing Bank (included as Exhibit 4.6 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-153451), filed on July 9, 2009, and incorporated herein by reference).

5.1	Opinion of Bass, Berry & Sims PLC (filed herewith).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

Exhibit
Number	Exhibit Description
23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages hereto).

99.1	Emdeon Inc. Employee Stock Purchase Plan, as amended (restated for SEC filing purposes only) (filed herewith).